Exhibit 99.1

May 26, 2022

Update and Review for our Partners in Energy Resources 12, LP

Energy Resources 12, L.P. (the “Partnership”, “we”, “our” or “us”) commenced its units offering on May 17, 2017 and completed the offering in October 2019. As of March 31, 2022, the Partnership owns an approximate 5.5% non-operated working interest in 392 oil and gas wells and an approximate 3.0% interest in 8 wells in various stages of drilling and completion and various ownership percentages in hundreds of future development sites. The properties are operated by fourteen third-party operators and are located in the Bakken Shale Formation, North Dakota.

Before “Payout” occurs, as defined in the prospectus, the holders of common units must receive $20 for each of their units plus a 7% annual return accrued monthly on their amount invested. Payout refers to the distribution of funds after investors have received $20 per common unit and a 7% cumulative return. Our prospectus disclosed that beginning five to seven years following the termination of the offering we plan either to sell our properties and distribute the proceeds of the sale, after payment of liabilities and expenses, to our partners, merge with another entity, or list the common units on a national securities exchange. The latest fair value estimate of the Partnership’s common units was obtained as of December 31, 2021 with an estimated mid-point value of $23.29 as it appears on your statement.

From our first distribution in July 2017 through the current date, the Partnership has paid the 7% distribution.

During the first two quarters of 2020, due to the COVID-19 pandemic and its negative impact on the economies of the world, the demand for oil and gas dropped severely causing the prices for oil and gas to also plummet. Oil prices started to rebound to the $30-$40 per barrel range in June 2020. The fourth quarter 2020 started to see a recovery in prices, ending the year in the mid $40s. Oil prices continued to recover in 2021 and thus far in 2022. The recent price of a barrel of oil being over $100.

Our fourteen operators determine the drilling and completion of new wells. We are required to pay for our share of the investment in the new wells. In 2021 and thus far in 2022, the drilling and completion of new wells has been limited. We remain committed to the investment in new wells, especially at current prices, as new development is critical for us to increase cash flow and to offset depletion.

We are debt free and as of March 31, 2022, our balance sheet has a cash balance of $15.5 million.

The Partnership, as reported in the Energy Resources 12, L.P. 10-Q, had EBITDAX of approximately $7.6 million for the first quarter 2022 compared to approximately $6.4 million in the first quarter of 2021. Total Revenues in the first quarter of 2022 was $13.5 million compared to $13.7 million in the year ago period.

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The quarter reflected a strong increase in pricing over the past two years. Even though the price has only been elevated to these levels for a relatively short period of time, we are encouraged by the strength of the pricing and positive momentum going into the second quarter.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the Securities and Exchange Commission, which are available online at www.energyresources12.com or www.sec.gov.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy Resources 12 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 17, 2022. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.